SCHEDULE 14A
                                 (Rule 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                Securities Exchange Act of 1934 (Amendment No. )

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 |_| Soliciting Material Pursuant to
     Rule 14a-11(c) or Rule 14a-12

                               PARKERVISION, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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* Set forth the amount on which the filing fee is calculated and state how it was determined.

                               PARKERVISION, INC.
                               8493 BAYMEADOWS WAY
                           JACKSONVILLE, FLORIDA 32256
                                   -----------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD JUNE 13, 2002
                                   -----------

     NOTICE IS HEREBY GIVEN that the annual meeting of shareholders of ParkerVision, Inc. will be held at the Rosen Center Hotel, 9840 International Drive, Orlando, Florida on Thursday, June 13, 2002 at 10:00 a.m. local time, for the following purposes:

     1. To elect eleven directors to hold office until the annual meeting of shareholders in 2003 and until their respective successors have been duly elected and qualified; and

     2. To transact such other business as may properly come before the meeting, and any adjournment(s) thereof.

     The transfer books will not be closed for the annual meeting. Only shareholders of record at the close of business on April 15, 2002 will be entitled to notice of, and to vote at, the meeting and any adjournments thereof.

     YOU ARE URGED TO READ THE ATTACHED PROXY STATEMENT, WHICH CONTAINS INFORMATION RELEVANT TO THE ACTIONS TO BE TAKEN AT THE MEETING. IN ORDER TO ASSURE THE PRESENCE OF A QUORUM, WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, PLEASE SIGN AND DATE THE ACCOMPANYING PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED ADDRESSED, POSTAGE PREPAID ENVELOPE. YOU MAY REVOKE YOUR PROXY IF YOU SO DESIRE AT ANY TIME BEFORE IT IS VOTED.

                                        By Order of the Board of Directors


                                        Stacie Wilf
                                        Secretary

Jacksonville, Florida
April 18, 2002

                               PARKERVISION, INC.

                                 PROXY STATEMENT

                               GENERAL INFORMATION

     This proxy statement and the enclosed form of proxy are being furnished in connection with the solicitation of proxies by our board of directors to be used at the annual meeting of shareholders to be held at 10:00 a.m. local time, on Thursday, June 13, 2002 and any adjournments. The annual meeting will be held at the Rosen Center Hotel, 9840 International Drive, Orlando, Florida. The matters to be considered at the meeting are set forth in the attached Notice of Meeting.

     Our executive offices are located at 8493 Baymeadows Way, Jacksonville, Florida 32256. This proxy statement and the enclosed form of proxy are first being sent to shareholders on or about April 18, 2002.

RECORD DATE; VOTING SECURITIES

     Our board of directors has fixed the close of business on April 15, 2002 as the record date for determination of shareholders entitled to notice of, and to vote at, the annual meeting. As of April 15, 2002, we had issued and outstanding 13,949,729 shares of common stock, par value $.01 per share, our only class of voting securities outstanding. Each of our shareholders is entitled to one vote for each share of common stock registered in his or her name on the record date.

SOLICITATION, VOTING AND REVOCATION OF PROXIES

     Proxies in the form enclosed are solicited by and on behalf of our board of directors. The persons named in the proxy have been designated as proxies by our board of directors. Any proxy given pursuant to this solicitation and received in time for the meeting will be voted as specified in the returned proxy. If no instructions are given, proxies returned by shareholders will be voted "FOR" the election of the nominees as our directors listed below under the caption "Proposal I: Election of Directors" and as the proxies named in the proxy determine in their discretion with respect to any other matters properly brought before the meeting. Any proxy may be revoked by written notice received by our secretary at any time prior to the voting at the meeting, by submitting a subsequent proxy or by attending the annual meeting and voting in person. Attendance by a shareholder at the annual meeting does not alone serve to revoke his or her proxy.

     The presence, in person or by proxy, of a majority of the votes entitled to be cast at the meeting will constitute a quorum at the meeting. A proxy submitted by a shareholder may indicate that all or a portion of the shares represented by his or her proxy are not being voted ("shareholder withholding") with respect to a particular matter. Similarly, a broker may not be permitted to vote stock ("broker non-vote") held in street name on a particular matter in the absence of instructions from the beneficial owner of the stock. The shares subject to a proxy which are not being voted on a particular matter because of either shareholder withholding or broker non-vote will not be considered shares present and entitled to vote on the matter. These shares, however, may be considered present and entitled to vote on other matters and will count for purposes of determining the presence of a quorum, unless the proxy indicates that the shares are not being voted on any matter at the meeting, in which case the shares will not be counted for purposes of determining the presence of a quorum.

     The directors will be elected by a plurality of the votes cast at the meeting. "Plurality" means that the nominees who receive the highest number of votes in their favor will be elected as our directors.

Consequently, any shares not voted "FOR" a particular nominee, because of either shareholder withholding or broker non-vote, will not be counted in the nominee's favor.

     All other matters that may be brought before the shareholders must be approved by the affirmative vote of a majority of the votes cast at the meeting. Abstentions from voting are counted as "votes cast" with respect to the proposal and, therefore, have the same effect as a vote against the proposal. Shares deemed present at the meeting but not entitled to vote because of either shareholder withholding or broker non-vote are not deemed "votes cast" with respect to the proposal and therefore will have no effect on the vote.

ANNUAL REPORT

     Our Annual Report on Form 10-K for the fiscal year ended December 31, 2001, which contains our audited financial statements, is being mailed along with this proxy statement.

     We will provide to you exhibits to the Annual Report on payment of a fee of $.25 per page, plus $5.00 postage and handling charge, if requested in writing sent to The Secretary, ParkerVision, Inc., 8493 Baymeadows Way, Jacksonville, Florida 32256.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth certain information as of April 15, 2002 with respect to the stock ownership of (i) those persons or groups who beneficially own more than 5% of our common stock, (ii) each of our directors,
(iii) each executive officer whose  compensation  exceeded $100,000 in 2001, and
(iv) all of our directors and executive officers as a group (based upon information furnished by those persons).

                                                  AMOUNT AND NATURE       PERCENT OF
NAME OF BENEFICIAL OWNER                       OF BENEFICIAL OWNERSHIP     CLASS(1)
------------------------                       -----------------------     --------
Jeffrey L. Parker(2)                              3,113,817  (3)(4)         21.3%
J-Parker Family Limited Partnership(5)            2,343,502  (4)            16.8%
Todd Parker(2)                                    1,030,983  (6)(7)          7.3%
T-Parker Family Limited Partnership(5)              876,225  (7)             6.3%
Stacie Wilf(2)                                    1,025,010  (8)(9)          7.3%
S-Parker Wilf Family Limited Partnership(5)         905,811  (9)             6.5%
Tyco International Ltd. (10)                      1,058,949  (11)            7.3%
Tyco Sigma Limited(10)                            1,058,949  (11)            7.3%
Leucadia National Corporation(12)                   968,586  (12)            6.7%
Richard L. Sisisky(2)                               277,072  (13)            1.9%
David F. Sorrells(2)                                112,500  (14)            0.8%
William A. Hightower                                147,500  (15)            1.0%
Richard A. Kashnow                                        0                   --
Amy L. Newmark                                      133,000  (16)            0.9%
William L. Sammons                                  140,750  (17)            1.0%
Oscar P. Schafer                                     83,000  (18)            0.6%
Robert G. Sterne                                     75,800  (19)            0.5%
All directors and executive officers as a
   group (12 persons)                             6,152,832  (20)           39.0%

-------------------------------------

(1) Percentage includes all outstanding shares of common stock plus, for each person or group, any shares of common stock that the person or the group has the right to acquire within 60 days pursuant to options, warrants, conversion privileges or other rights.

(2)  The person's address is 8493 Baymeadows Way, Jacksonville, Florida 32256.

(3) Includes 690,000 shares of common stock issuable upon currently exercisable options and 9,501 shares owned of record by Mr. Parker's three children over which he disclaims ownership. Excludes 120,000 shares of common stock issuable upon options that may become exercisable in the future.

(4) J-Parker Family Limited Partnership is the record owner of 2,343,502 shares of common stock. Mr. Jeffrey L. Parker has sole voting and dispositive power over the shares of common stock owned by the J-Parker Family Limited Partnership, as a result of which Mr. Jeffrey Parker is deemed to be the beneficial owner of such shares.

(5)  The entity's address is 409 S. 17th Street, Omaha, Nebraska 68102.

(6) Includes 117,500 shares of common stock issuable upon currently exercisable options.

(7) T-Parker Family Limited Partnership is the record owner of 876,225 shares of common stock. Mr. Todd Parker has sole voting and dispositive power over the shares of common stock owned by the T-Parker Family Limited Partnership, as a result of which Mr. Todd Parker is deemed to be the beneficial owner of such shares.

(8) Includes 87,500 shares of common stock issuable upon currently exercisable options and 8,000 shares owned of record by Ms. Wilf's two children over which she disclaims ownership.

(9) S-Parker Wilf Family Limited Partnership is the owner of 905,811 shares of common stock. Ms. Wilf has sole voting and dispositive power over the shares of common stock owned by the S-Parker Wilf Family Limited Partnership, as a result of which Ms. Wilf is deemed to be the beneficial owner of such shares.

(10) The business address of each of Tyco International Ltd. and Tyco Sigma Limited is The Zurich Center, Second Floor, 90 Pitts Bay Road, Pembroke, HM 08, Bermuda.

(11) These shares are held by Tyco Sigma Limited, a wholly owned subsidiary of Tyco International Ltd. Tyco International Ltd. and Tyco Sigma Limited share voting and dispositive power over these shares. The foregoing information was derived from a Schedule 13G filed with the SEC on February 14, 2002. The number of shares reported as beneficially owned includes 529,475 shares underlying a currently exercisable warrant.

(12) The business address of Leucadia National Corporation is 315 Park Avenue South, New York, New York 10010. The information for Leucadia National Corporation was derived from a Schedule 13G filed with the SEC on September 25, 2001. The number of shares reported as beneficially owned includes 484,293 shares underlying a currently exercisable warrant.

(13) Includes 265,072 shares of common stock issuable upon currently exercisable options. Excludes 234,928 shares of common stock issuable upon options that may become exercisable in the future.

(14) Includes 112,500 shares of common stock issuable upon currently exercisable options. Excludes 612,000 shares of common stock issuable upon options that may become exercisable in the future.

(15) Includes 147,500 shares of common stock issuable upon currently exercisable options and warrants.

(16) Includes 3,000 shares held in custodial account for the benefit of Ms. Newmark's children and 130,000 shares of common stock issuable upon currently exercisable options and warrants.

(17) Includes 125,000 shares of common stock issuable upon currently exercisable options.

(18) Includes 65,000 shares of common stock issuable upon currently exercisable options. Excludes 50,000 shares of common stock issuable upon options that may become exercisable in the future.

(19) Includes 75,000 shares of common stock issuable upon currently exercisable options and warrants. Excludes 50,000 shares of common stock issuable upon options that may become exercisable in the future.

(20) Includes 1,815,072 shares of common stock issuable upon currently exercisable options held by directors (see notes 3, 6, 8, 13, 14, 15, 16, 17, 18 and 19 above) and 13,400 shares of common stock issuable upon currently exercisable options held by an executive officer not included in the table and excludes 1,066,928 shares of common stock issuable upon options that may vest in the future held by directors (see notes 3, 13, 14, 16 and 18 above) and 75,100 shares of common stock issuable upon options that may become exercisable in the future held by an executive officer not included in the table above.

                        PROPOSAL I: ELECTION OF DIRECTORS

     The persons listed below have been designated by our board of directors as candidates for election as directors to serve until the next annual meeting of shareholders or until their respective successors have been elected and qualified. Unless otherwise specified in the form of proxy, the proxies solicited by management will be voted "FOR" the election of these candidates. In case any of these nominees become unavailable for election to the board of directors, an event which is not anticipated, the persons named as proxies, or their substitutes, shall have full discretion and authority to vote or refrain from voting for any other nominee in accordance with their judgment.

NAME                    AGE    DIRECTOR SINCE    POSITION
----                    ---    --------------    --------

Jeffrey L. Parker        45         1989         Chairman of the Board and Chief Executive Officer
Richard L. Sisisky       47         1998         President, Chief Operating Officer and Director
David F. Sorrells        43         1997         Chief Technical Officer and Director
Stacie Wilf              43         1989         Secretary, Treasurer and Director
William A. Hightower     58         1999         Director
Richard A. Kashnow       60         2000         Director
Amy L. Newmark           44         2000         Director
Todd Parker              37         1989         Director
William L. Sammons       81         1993         Director
Oscar S. Schafer         62         2001         Director
Robert G. Sterne         51         2000         Director

     Jeffrey L. Parker has been chairman of the board and our chief executive officer since our inception in August 1989 and our president from April 1993 to June 1998. From March 1983 to August 1989, Mr. Parker served as executive vice president for Parker Electronics, Inc., a joint venture partner with Carrier Corporation performing research development, manufacturing and sales and marketing for the heating, ventilation and air conditioning industry.

     Richard L. Sisisky has been our president, chief operating officer and a director since June 1998. From 1988 to June 1998, Mr. Sisisky served as managing director of The Shircliff Group, Inc., a firm specializing in mergers, acquisitions and business valuations.

     David F. Sorrells has been our chief technical officer since September 1996 and has been a director since January 1997. From June 1990 to September 1996, Mr. Sorrells served as our engineering manager.

     Stacie Wilf has been our secretary and treasurer and a director since our inception. From January 1981 to August 1989, Ms. Wilf served as the controller and chief financial officer of Parker Electronics.

     William A. Hightower has been a director since March 1999. Since May 2001, Mr. Hightower has been a private investor. Mr. Hightower was the president and chief operating officer and a director of Silicon Valley Group, Inc., a position he has held since August 1997 until his retirement in May 2001. Silicon Valley Group, Inc. is a publicly held company which designs and builds semiconductor capital equipment tools for chip manufacturers. From January 1996 to August 1997, Mr. Hightower served as chairman and chief executive officer of CADNET Corporation, a developer of network software solutions for the architectural industry. From August 1989 to January 1996, Mr. Hightower was the president and chief executive officer of Telematics International, Inc.

     Richard A. Kashnow has been a director since August 2000. Since August 1999, Mr. Kashnow has been the president of Tyco Ventures, the venture capital arm of Tyco International, Inc., a diversified manufacturing and services company. From October 1995 to its acquisition by Tyco in 1999, Mr. Kashnow was the chairman, chief executive officer and president of Raychem Corporation, a technology company specializing in electronic components and engineered materials.

     Amy L. Newmark has been a director since April 2000. Ms. Newmark is a private investor in the technology and telecommunications fields. Ms. Newmark is also a Chartered Financial Analyst. From 1995 to 1997, she was Executive Vice President - Strategic Planning at Winstar Communications, Inc., a telecommunications company. From 1993 to 1995, Ms. Newmark was the general partner of Information Age Partners, a hedge fund investing primarily in technology and emerging growth companies. Prior to that she was a securities analyst specializing in telecommunications and technology companies. Ms. Newmark is a director of Verso Technologies, Inc., which provides hardware and software for voice over IP applications, and U.S. Wireless Data, Inc., a wireless electronic transaction technology company.

     Todd Parker has been a director since our inception and was a vice president of ours from inception to June 1997. Mr. Parker acted as a consultant to us from June 1997 through November 1997 and from September 2001 to the present he has been consulting to us. From January 1985 to August 1989, Mr. Parker served as general manager of manufacturing for Parker Electronics.

     William L. Sammons has been a director since October 1993. From 1981 until his retirement in 1985, Mr. Sammons was president of the North American Operations of Carrier Corporation.

     Oscar S. Schafer has been a director since February 2001. From October 2001, Mr. Schafer has been a partner of Oscar Schafer and Partner, an investment partnership which he founded. From 1982 until his retirement in December 2000, Mr. Schafer was a member of Cumberland Associates, LLC, an investment management firm. Mr. Schafer is a director of Global Healthcare Partners, a private fund investing in healthcare companies.

     Robert G. Sterne has been a director since February 2000. Since 1978, Mr. Sterne has been a partner of the law firm Sterne, Kessler Goldstein & Fox PLLC, specializing in patent and other intellectual property law. Mr. Sterne's office is located in Washington, D.C. Mr. Sterne provides legal services to us as one of our patent and intellectual property attorneys.

     Messrs. Jeffrey and Todd Parker and Ms. Stacie Wilf are brothers and sister.

BOARD MEETINGS AND COMMITTEES

     During the fiscal year ended December 31, 2001, our board of directors met nine times and acted by unanimous consent one time. All of our directors attended each of the meetings except Richard L. Sisisky missed one meeting and William A. Hightower missed three meetings. Members of our board of directors generally are elected annually by our shareholders and may be removed as provided for in the 1989 Business Corporation Act of the State of Florida and our articles of incorporation. The board of directors has three committees, the audit committee, the compensation committee, and a strategic planning committee. The strategic planning committee was formed in 2002 to assist the CEO in issues of corporate and business unit strategic planning.

AUDIT COMMITTEE INFORMATION AND REPORT

     The audit committee was established in 1994 and is currently comprised of William A. Hightower, William L. Sammons and Oscar S. Schafer. During the fiscal year ended December 31, 2001, the audit committee met two times. The audit committee has also met three times since January 1, 2002 in connection with the annual report for the fiscal year ended December 31, 2001.

     Audit Fees

     For the fiscal year ended December 31, 2001, the aggregate fees billed for professional services rendered for the audit of our annual financial statements and the review of our financial statements included in our quarterly reports totaled $103,500.

     Financial Information Systems Design and Implementation Fees

     For the fiscal year ended December 31, 2001, there were no fees billed for professional services by our independent auditors rendered in connection with, directly or indirectly, operating or supervising the operation of our information system or managing our local area network.

     All Other Fees

     For the fiscal year ended December 31, 2001, the aggregate fees billed for all other professional services rendered by our independent auditors totaled approximately $7,000.

     Audit Committee Report

     Each member of the audit committee is an "independent director" and is "financially literate" as defined under the recently adopted American Stock Exchange listing standards. These listing standards define an "independent director" generally as a person, other than an officer of the company, who does not have a relationship with the company that would interfere with the director's exercise of independent judgment. The listing standards define "financially literate" as being able to read and understand fundamental financial statements (including a company's balance sheet, income statement and cash flow statement).

     Pursuant to our audit committee's written charter, which was adopted on June 12, 2000, the audit committee's responsibilities include, among other things:

     o annually reviewing and reassessing the adequacy of the committee's formal charter;

     o reviewing our annual audited financial statements with our management and our independent auditors and the adequacy of our internal accounting controls;

     o reviewing analyses prepared by management and independent auditors concerning significant financial reporting issues and judgments made in connection with the preparation of our financial statements;

     o making recommendations concerning the engagement of the independent auditor;

     o    reviewing the independence of the independent auditors;

     o reviewing our auditing and accounting principles and practices with the independent auditors and reviewing major changes to our auditing and accounting principles and practices as suggested by the independent auditor or our management;

     o recommending the appointment of the independent auditor to the board of directors, which firm is ultimately accountable to the audit committee and the board of directors;

     o approving professional services provided by the independent auditors, including the range of audit and nonaudit fees; and

     o reviewing all related party transactions on an ongoing basis for potential conflict of interest situations.

     The audit committee on many occasions during fiscal year 2001 and thereafter met and held discussions with management, the chief accounting officer and our independent auditors. Management represented to the committee that our consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the committee has reviewed and discussed the consolidated financial statements with management and the independent auditors. The committee discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), various accounting issues relating to presentation of certain things in our financial statement and compliance with
Section 10A of the Securities Exchange Act of 1934. Our independent auditors also provided the audit committee with the written disclosures required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and the committee discussed with the independent auditors and management the auditors' independence. The committee discussed financial risk exposures relating to the company with management and the processes in place to monitor and control the exposure resulting therefrom, if any. Based upon the committee's discussion with management and the independent auditors and the committee's review of the representations of management and the report of the independent auditors to the audit committee, the committee recommended that the board of directors include our audited consolidated financial statements in the Annual Report on Form 10-K for the fiscal year ended December 31, 2001. The committee evaluated the performance of PricewaterhouseCoopers LLP and recommended to the board their re-appointment as the independent auditors for the fiscal year ending December 31, 2002.

          William A. Hightower
          William L. Sammons
          Oscar S. Schafer

COMPENSATION OF OUTSIDE DIRECTORS

     During 2001, directors who were also our employees receive no cash compensation for serving on the board of directors other than reimbursement of reasonable expenses incurred in attending meetings. Non-employee directors received a fee of $1,000 for each board meeting attended, as well as reimbursement of reasonable expenses incurred in attending meetings and they are granted options to purchase shares of common stock as determined by the board of directors.

     In January 2002, the board approved a program whereby each non-employee director excluding Stacie Wilf and Todd Parker will receive a retainer of $8,000, payable in quarterly installments. In addition, non-employee directors including Stacie Wilf and Todd Parker will receive on January 15 of each year an annual grant of an option to purchase 10,000 shares of common stock that vest immediately. The audit and compensation committee chairpersons will receive an additional option per year to purchase 5,000 shares each of common stock and each audit or compensation committee member will receive an additional option per year to purchase 2,500 shares of common stock for committee work. Options for audit and compensation committee work will not exceed 5,000 shares of common stock in any fiscal year. All board members will be reimbursed for reasonable expenses incurred in attending meetings.

     In addition, in 2002, the board approved the creation of a strategic planning committee. The chairperson for this committee received a one-time grant of an option to purchase 100,000 shares of common stock that vested immediately.

EXECUTIVE COMPENSATION

     The following tables summarize the cash compensation paid by us to each of our executive officers (including our chief executive officer) who were serving as executive officers at the end of the fiscal year ended December 31, 2001, for services rendered in all capacities to us and our subsidiaries during the fiscal years ended December 31, 2001, 2000 and 1999, options granted to such executive officers during the fiscal year ended December 31, 2001, and the value of all options granted to such executive officers at the end of the fiscal year ended December 31, 2001.

============================================================================================
                                 SUMMARY COMPENSATION TABLE
--------------------------------------------------------------------------------------------
                                              ANNUAL COMPENSATION     LONG TERM COMPENSATION
NAME AND PRINCIPAL             FISCAL YEAR    ----------------------------------------------
POSITION                       ENDED 12/31     SALARY      BONUS         OPTIONS/SARS (#)
--------------------------------------------------------------------------------------------
Jeffrey L. Parker                 2001        $275,000    $ 25,000              --
Chairman of the Board and         2000        $275,000    $300,000           500,000
Chief Executive Officer           1999        $275,000       --                 --
--------------------------------------------------------------------------------------------
Richard L. Sisisky                2001        $287,500       --                 --
President, Chief Operating        2000        $214,000       --                 --
Officer and Director(1)           1999        $250,000       --                 --
--------------------------------------------------------------------------------------------
David F. Sorrells                 2001        $225,000    $ 50,000              --
Chief Technical Officer and       2000        $225,000    $100,000           362,000
Director                          1999        $225,000    $ 56,500              --
============================================================================================

-------------------------
(1) Mr. Sisisky's salary for 2001 includes $37,500 of deferred compensation from the year 2000. Mr. Sisisky voluntarily deferred payment of this compensation until 2001.

     We cannot determine, without unreasonable effort or expense, the specific amount of certain personal benefits afforded to our employees, or the extent to which benefits are personal rather than business. We have concluded that the aggregate amounts of such personal benefits which cannot be specifically or precisely ascertained do not in any event exceed, as to each individual named in the preceding table, the lesser of $50,000 or 10% of the compensation reported in the preceding table for such individual, or, in the case of a group, the lesser of $50,000 for each individual in the group, or 10% of the compensation reported in the preceding table for the group, and that such information set forth in the preceding table is not rendered materially misleading by virtue of the omission of the value of such personal benefits.

     We did not grant any options to the individuals listed in the above Summary Compensation Table during the fiscal year ended December 31, 2001.

=======================================================================================================
                              AGGREGATE FISCAL YEAR-END OPTION/SAR VALUES
-------------------------------------------------------------------------------------------------------
                      NUMBER OF UNEXERCISED OPTIONS/SARS AT FISCAL    VALUE OF UNEXERCISED IN-THE-MONEY
NAME                                  YEAR END (#)                     OPTIONS/SARS AT FISCAL YEAR END
                      ---------------------------------------------------------------------------------
                          EXERCISABLE            UNEXERCISABLE        EXERCISABLE         UNEXERCISABLE
-------------------------------------------------------------------------------------------------------
Jeffrey L. Parker           675,000                 120,000           $2,841,713             $   -0-
-------------------------------------------------------------------------------------------------------
Richard L. Sisisky          265,072                 234,928           $   -0-                $   -0-
-------------------------------------------------------------------------------------------------------
David F. Sorrells           112,500                 612,000           $  612,500             $  881,250
=======================================================================================================

EMPLOYMENT AGREEMENTS

     In September 2000, we entered into an employment agreement with Jeffrey L. Parker, our chairman of the board and chief executive officer, which expires on September 30, 2005. Mr. Parker receives an annual base salary of not less than $275,000 for the first two-year period during the term, not less than $300,000 for the next two-year period during the term and not less than $325,000 for the last year of the term. Mr. Parker will also receive bonuses as may be determined from time to time by the compensation committee. Mr. Parker was awarded two stock options in connection with his employment with us. The first option is for 350,000 shares of common stock, exercisable at a price per share of $41. This option vested immediately and is exercisable until September 7, 2010, except as provided in the option agreement. The second option is for 150,000 shares of common stock, exercisable at $61.50 per share. This option will vest in five equal installments of 30,000 shares on October 1, in each year from 2001 through 2005, and once vested are exercisable until October 1, 2010, except as provided in the option agreement

     In June 1998, we entered into an employment agreement with Richard L. Sisisky, our president, chief operating officer, and a director, which expires June 15, 2003. Mr. Sisisky receives an annual base salary of $250,000, and he will be paid a bonus equal to five percent of the increase, if any, from our pre-tax operating income (as defined in the agreement) for the fiscal year immediately preceding the bonus year to the pre-tax operating income for the bonus year. Mr. Sisisky was awarded two stock options in connection with his employment with us. The first option is for 250,000 shares of common stock, exercisable at a price per share of $21.375. The option is currently exercisable except to the extent of 45,000 shares which become exercisable on December 31, 2002. Once vested, these options remain exercisable until June 15, 2008, except as provided in the option agreement. The second option is for 250,000 shares of common stock, exercisable at $21.375 per share. These options vest on December 15, 2003 and once vested are exercisable until June 15, 2008, except as provided in the option agreement. The vesting of the second allotment of options may be accelerated based on our generating certain levels of gross profit or the common stock attaining certain price levels. To date, vesting has been accelerated for options to purchase 60,072 shares of common stock.

     In March 2002, we entered into an employment agreement with David F. Sorrells, our chief technical officer and a director, which expires March 6, 2007. Mr. Sorrells receives an annual base salary of not less than $250,000 for the first two-year period during the term, and thereafter the base will be increased as determined by the Company, but the increase will be by not less than 5% of the prior year's base salary. Mr. Sorrells will also receive an annual bonus as may be determined by the chief executive officer. Mr. Sorrells will be eligible for future awards under our equity performance plans as determined from time to time.

STOCK OPTION PLANS

     In September 1993, the board of directors approved our 1993 Stock Plan pursuant to which an aggregate of 500,000 shares of common stock were initially reserved for issuance in connection with the benefits available for grant. The 1993 plan was amended on September 19, 1996, August 22, 1997 and November 16, 1998 by the board of directors to raise the number of shares of common stock subject to the plan to 3,500,000. Each of these amendments was approved by our shareholders. The benefits may be granted in any one or in combination of the following:

     o    incentive stock options;

     o    non-qualified stock options;

     o    stock appreciation rights;

     o    restricted stock awards;

     o    stock bonuses;

     o    other forms of stock benefits; or

     o    cash.

Incentive stock options may only be granted to our employees. Other benefits may be granted to our consultants, directors (whether or not they are employees of ours), employees and officers. To date, awards to purchase a total of 3,033,513 shares of common stock have been granted and are outstanding or have been exercised under the 1993 plan. As of the date of this proxy statement, we have 466,487 shares of common stock available for grant for awards under the 1993 plan.

     In May 2000, the board of directors approved our 2000 Performance Equity Plan pursuant to which a total of 5,000,000 shares of common stock were reserved for issuance in connection with the benefits available for grant. The 2000 plan was approved by our shareholders on July 13, 2000. We have the ability to grant the same type of benefits under the 2000 plan as we are able to under the 1993 plan. Incentive stock options may only be granted to our employees. Other benefits may be granted to our consultants, directors (whether or not they are employees of ours), employees and officers. To date, awards to purchase a total of 1,672,560 shares of common stock have been granted and are outstanding or have been exercised under the 2000 plan. As of the date of this proxy statement, we have 3,327,440 shares of common stock available for grant for awards under the 2000 plan.

COMPENSATION COMMITTEE INFORMATION AND REPORT

     The compensation committee is responsible for reviewing and determining for recommendation to the board of directors the compensation arrangements of the senior executives of the company and administering our 1993 Stock Plan and 2000 Performance Equity Plan. The compensation committee currently consists of Amy L. Newmark, William L. Sammons and Robert G. Sterne. During 2001, our compensation committee met two times and acted by unanimous consent one time.

     Report of the Compensation Committee of the Board of Directors on Executive Compensation

     The compensation committee of the board of directors sets the compensation of the chief executive officer and other executive officers, subject to ratification by the board of directors.

     General Compensation Policy. We operate in an extremely competitive and rapidly changing high technology industry. The compensation committee believes that the compensation program for our executive officers should be designed to attract, motivate and retain talented executives responsible for the success of our company. The compensation committee believes the compensation program should be determined within a competitive framework and should be based on achievement of overall financial results and individual contribution.

     Compensation Components. The three major components that make up the compensation of our executive officers are:

     o    base salary;

     o    annual cash incentive awards in the form of a cash bonus; and

     o long-term equity-based incentive awards in the form of stock option grants.

The compensation committee's determination of the compensation components for executive officers is highly subjective and not subject to specific criteria. The compensation committee has, however, compared its executives' compensation levels to independent compensation surveys and compensation packages for executives in similarly sized technology companies and has founds its compensation packages to be comparable.

     The base salary for each executive officer is determined at levels considered appropriate for comparable positions at other companies. Annual cash bonuses are subjective and are based on our achievement of financial performance targets as well as individual contribution. Long-term equity-based incentive awards, in the form of stock option grants, are determined subjectively based on the executive's position within us, individual performance, potential for future responsibility and promotion and the number of unvested options held at the time of the new grant. The relative weight given to each of these factors varies among individuals at the compensation committee's discretion.

     Executive Compensation. Mr. Jeffrey L. Parker had his compensation reviewed in 2001. The compensation committee elected to maintain Mr. Parker's base salary at its existing base level of $275,000 for the year as provided in his employment agreement. It was decided that Mr. Parker's salary will increase to $300,000 per annum on October 1, 2002, which review was called for by his employment agreement.

     In  recognition  of  Mr.  Parker's  achievements  in  2001,  including  the establishment of a manufacturing and marketing relationship with Texas Instruments, as a bonus, the compensation committee offered him the following: either $100,000 in cash or $25,000 in cash plus an option to purchase 15,000 shares of common stock priced at market at the time of the grant. Mr. Parker chose the latter.

     Mr.  Sisisky  is  compensated   under  an  employment   agreement  and  his
compensation was not reviewed in 2001.

     Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, that might incorporate our future filings under those statutes, the preceding Compensation Committee Report on Executive Compensation and our Stock Performance Graph (set forth below) will not be incorporated by reference into any of those prior filings, nor will such report or graph be incorporated by reference into any of our future filings under those statutes.

THE COMPENSATION COMMITTEE
Amy L. Newmark
William L. Sammons
Robert G. Sterne

PERFORMANCE GRAPH

         The following graph shows a five-year comparison of cumulative total shareholder returns for our company, the Nasdaq U.S. Stock Market Index, the JP Morgan Hambrecht & Quist Communications Index, the Nasdaq Electronic Components Index and Nasdaq Telecommunications Index for the five years ending December 31, 2001. The total shareholder returns assumes the investment on December 31, 1996 of $100 in our common stock, the Nasdaq U.S. Stock Market Index, the Nasdaq Electronic Components Index, Nasdaq Telecommunications Index and the JP Morgan H&Q Index at the beginning of the period, with immediate reinvestment of all dividends.

[GRAPHIC OMITTED]

                  COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
                            AMONG PARKERVISION, INC.

* $100 Invested on 12/31/96 in stock or index- including reinvestment of dividends. Fiscal year ending December 31.

PARKERVISION INC

                                                  Cumulative Total Return
                                  --------------------------------------------------------
                                  12/96     12/97     12/98     12/99     12/00     12/01
PARKERVISION, INC.                100.00    134.26    174.07    227.78    271.30    155.56
NASDAQ STOCK MARKET (U.S.)        100.00    122.48    172.68    320.89    193.01    153.15
NASDAQ ELECTRONIC COMPONENTS      100.00    104.84    161.97    301.21    247.54    168.67
NASDAQ TELECOMMUNICATIONS         100.00    145.97    241.58    431.01    183.57    122.90
JP MORGAN H & Q COMMUNICATIONS    100.00     94.67    139.77    437.43    278.16    129.55

*   Specified ending dates or ex-dividends dates.
** All Closing Prices and Dividends are adjusted for stock splits and stock dividends.
*** 'Begin Shares' based on $100 investment.

     The Hambrecht and Quist Communications Index has been renamed the JP Morgan Hambriecht and Quist Communications Index. Because we have two divisions, we have added the Nasdaq Electronic Components Index and Nasdaq Telecommunications Index to provide additional comparative indices to reflect our current separate business orientations.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers, directors and persons who beneficially own more than ten percent of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC and the National Association of Securities Dealers, Inc. Officers, directors and ten percent shareholders are charged by SEC regulation to furnish us with copies of all Section 16(a) forms they file. Except for a late filing of a Form 4 for the month of October 2001 by Mr. Oscar Schafer reporting the shares held by his wife upon his marriage during that month, based solely upon our review of the copies of such forms received by us, or written representations from certain reporting persons that no Forms 5 were required for those persons, we believe that, during the fiscal year ended December 31, 2001, all filing requirements applicable to our executive officers, directors and ten percent shareholders were fulfilled.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     We lease our executive offices pursuant to a lease agreement dated March 1, 1992 with Jeffrey L. Parker and Barbara Parker. Barbara Parker is Mr. Parker's mother. The term of the lease expires in 2007 and is renewable for an additional five-year term. For the fiscal years ended December 31, 2001 and 2000, we incurred approximately $310,400 in each year, in rental expense under the lease. We believe that the terms of the lease are no less favorable than terms we could have obtained from an unaffiliated third party.

     During 2001, we paid Mr. Todd Parker, a director, approximately $34,000 for consulting services.

     Mr. Robert G. Sterne, a director of ours, serves as a patent and intellectual property counsel for us. In this capacity, we paid the law firm Sterne, Kessler, Goldstein & Fox, PLLC of which Mr. Sterne is a partner, fees totaling approximately $2,955,000 for the year ended December 31, 2001.

                             INDEPENDENT ACCOUNTANTS

     We currently have selected PricewaterhouseCoopers LLP as our independent accountants for the fiscal year ending December 31, 2002. A representative of Pricewaterhouse Coopers LLP is expected to be present at the meeting with an opportunity to make a statement if he desires to do so and is expected to be available to respond to appropriate questions.

                             SOLICITATION OF PROXIES

     We will bear the cost of this proxy solicitation. In addition to solicitations of proxies by use of the mails, some of our officers or employees, without additional remuneration, may solicit proxies personally or by telephone. We may also request brokers, dealers, banks and their nominees to solicit proxies from their clients where appropriate, and may reimburse them for reasonable expenses related thereto.

                              SHAREHOLDER PROPOSALS

SHAREHOLDER PROPOSALS AND NOMINATIONS

     Proposals of shareholders intended to be presented at the annual meeting to be held in 2003 must be received at our offices by December 19, 2002 for inclusion in the proxy materials relating to that meeting.

     Our by-laws contain provisions in it intended to promote the efficient functioning of our shareholder meetings. Some of the provisions describe our right to determine the time, place and conduct of shareholder meetings and to require advance notice by mail or delivery to us of shareholder proposals or director nominations for shareholder meetings.

     Under the by-laws, shareholders must provide us with at least 120 days notice of business the shareholder proposes for consideration at the meeting and persons the shareholder intends to nominate for election as directors at the meeting. This notice must be received for the annual meeting in the year 2003 on December 19, 2002. Shareholder proposals must include the exact language of the proposal, a brief description of the matter and the reasons for the proposal, the name and address of the shareholder making the proposal and disclosure of that shareholder's number of shares of common stock owned, length of ownership of the shares, representation that the shareholder will continue to own the shares through the shareholder meeting, intention to appear in person or proxy at the shareholder meeting and material interest, if any, in the matter being proposed. Shareholder nominations for persons to be elected as directors must include the name and address of the shareholder making the nomination, a representation that the shareholder owns shares of common stock entitled to vote at the shareholder meeting, a description of all arrangements between the shareholder and each nominee and any other persons relating to the nomination, the information about the nominees required by the Exchange Act of 1934 and a consent to nomination of the person nominated.

     Shareholder proposals or nominations should be addressed to Stacy Wilf, Secretary, ParkerVision, Inc., 8493 Baymeadows Way, Jacksonville, Florida 32256.

DISCRETIONARY VOTING OF PROXIES ON OTHER MATTERS

     We do not now intend to bring before the annual meeting any matters other than those specified in the Notice of the Annual Meeting, and we do not know of any business which persons other than the board of directors intend to present at the annual meeting. Should any business requiring a vote of the shareholders, which is not specified in the notice, properly come before the annual meeting, the persons named in the accompanying proxy intend to vote the shares represented by them in accordance with their best judgment.

                                        By Order of the Board of Directors


                                        Stacie Wilf
                                        Secretary

Jacksonville, Florida
April 18, 2002

P
R
O
X
Y
                           PARKERVISION, INC. - PROXY
                       SOLICITED BY THE BOARD OF DIRECTORS
                FOR ANNUAL MEETING TO BE HELD ON JUNE 13, 2002,

     The undersigned Shareholder(s) of PARKERVISION, INC., a Florida corporation ("Company"), hereby appoints Jeffrey L. Parker and Stacie Wilf, or either of them, with full power of substitution and to act without the other, as the agents, attorneys and proxies of the undersigned, to vote the shares standing in the name of the undersigned at the Annual Meeting of Shareholders of the Company to be held on June 13, 2002 and at all adjournments thereof. This proxy will be voted in accordance with the instructions given below. If no instructions are given, this proxy will be voted FOR all of the following proposals.

1.   Election of the following Directors:

     FOR all nominees listed below except       AGAINST all nominees
     as marked to the contrary below      [ ]   listed below           [ ]

     Jeffrey L. Parker, Richard L. Sisisky, David F. Sorrells, Stacie Wilf, William A. Hightower, Richard A. Kashnow, Amy L. Newmark, Todd Parker,
             William L. Sammons, Oscar S. Schafer, Robert G. Sterne

     INSTRUCTIONS: To vote AGAINST any individual nominee, write that nominee's name in the space below.

              -----------------------------------------------------

2. In their discretion, the proxies are authorized to vote upon such other business as may come before the meeting or any adjournment thereof.

          FOR [ ]               AGAINST [ ]               ABSTAIN [ ]

[ ]  I plan on attending the Annual Meeting.

                                        Date: ___________________, 2002


                                        ________________________________________
                                        Signature

                                        ________________________________________
                                        Signature if held jointly

                                        Please  sign  exactly  as  name  appears
                                        above.  When  shares  are  held by joint
                                        tenants,  both should sign. When signing
                                        as  attorney,  executor,  administrator,
                                        trustee or  guardian,  please  give full
                                        title as such. If a corporation,  please
                                        sign in full corporate name by President
                                        or  other  authorized   officer.   If  a
                                        partnership, please sign in partnership name by authorized person.